                                                                  EXHIBIT 10.14

                        [FORSTMANN LITTLE LETTERHEAD]


                                               February 15, 2002

Mr. Farid Suleman
Greenwich, CT

Dear Farid:

I am very pleased that you have agreed to join Citadel Communications Corporation (the "Company") as Chief Executive Officer and a member of the Board of Directors, and look forward to a very successful partnership with you. The details of your employment are as follows:

COMPENSATION: Your annual salary will initially be set at $1 million per year. This amount will be subject to annual review and adjustment by the Company's Board of Directors and Compensation Committee. In addition to your annual salary, you will be eligible for an annual bonus, payable in the form of warrants exercisable into $1 million worth of Company Class A Stock. The exercise price of each warrant will be the fair market value of a share of Class A Stock at the time of grant, as approved by the Board of Directors. These warrants will vest immediately upon grant and have a 10-year term.

STOCK OWNERSHIP: As we have discussed, upon your appointment as CEO you will become the holder of 5.0% of the Company's stock (calculated on a fully-diluted basis), consisting of the following:

       (i) The purchase by you of 1.143 million shares of Class B stock at a price of $3.50 per share(1), payable in cash, for a total investment of $4 million. This represents 1.1% of the fully diluted share capital of the Company.

       (ii) The award to you of 4.15 million options to purchase shares of Class A stock, exercisable at a price of $3.50 per share. This represents 3.9% of the fully diluted share capital of the Company.

The stock and options described above will vest over a 3-year period as follows: 25% upon grant (the grant date will be your initial date of employment), 25% after one year of employment, and 25% per year thereafter.

----------------
(1) All share numbers and prices are expressed on a "pre-split" basis. It is expected that the Company will be undertaking a 10-for-1 stock split in the near future.

Mr. Farid Suleman
February 15, 2002
Page -2-


The other terms of the Class B Stock and the Class A options include (i) certain tag-along and drag-along provisions; (ii) certain restrictions on transfer; and (iii) certain termination and repurchase provisions upon termination of employment or breach of employee covenants. In addition, the Class B Stock carries dividend and voting rights, and the Class A options will have a 10-year term. In the case of both the Class B Stock and the Class A options (when exercised), you will be required to enter into a Stockholders' Agreement with the Company. I attach a summary term sheet for both the Class B stock and the Class A options as well as a form of the Stockholders' Agreement entered into by Company management at the time of the initial issuance of the Class B Stock, which sets out the principal terms in greater detail. The specifics of your offer do vary in several respects from the current agreements (i.e., vesting, exercise price, etc.); the terms in this letter supercede the original agreements.

BENEFITS: You will be entitled to Citadel's standard employee benefit package.

DATE OF EMPLOYMENT: We look forward to your employment commencing as soon as possible, but no later than March 4, 2002.

I trust that the above accurately reflects our discussions and verbal understanding. If all of the above comports with your understanding of our agreement, please sign and return one copy to me and retain one copy for your records. Should you have any questions, please do not hesitate to call me or Sandra Horbach.

We are very excited to welcome you as our partner and look forward to working together with you to realize Citadel's significant future potential.

With warm regards,



/s/ THEODORE J. FORSTMANN         2/15/02
-------------------------         -------
Theodore J. Forstmann             Date
Senior Founding Partner
Forstmann Little & Co.



/s/ FARID SULEMAN                 2/15/02
-------------------------         -------
Farid Suleman                     Date